SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 10, 2006
 Date of Report (date of earliest event reported):

PETRAMERICA OIL, INC.
 (Exact name of registrant as specified in its charter)

Colorado	000-51046	84-1039067
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

One Harbor Drive, Suite 300
Sausalito, California 94965
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 339-4600

(Former name or former address, if changed since last report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                 Completion of Acquisition or Disposition of Assets

On July 10, 2006, the Registrant exchanged, pursuant to an Exchange Agreement with Triton Distribution Systems, Inc. (“Triton”), an aggregate of 36,754,041 shares of its common stock (comprised of 17,848,408 shares of common stock and convertible preferred stock convertible on August 17, 2006 into 18,905,632 shares of common stock) for all 29,550,000 shares of the outstanding common stock of Triton based upon an exchange rate of 1.2437916 shares of the Registrant for each share of Triton. Following the closing of the Exchange Agreement, there were 38,441,951 shares of the Registrant’s common stock outstanding and Triton became a wholly-owned subsidiary of the Registrant. The business, operations, management and other material information concerning Triton is set forth below in this Item 2.01. All references to the “Company,” “Triton,” “we” or “us” refer to the now combined operations of the Registrant and Triton.

BUSINESS

Overview

Triton is a development stage web based travel services distribution company. We have developed proprietary technology that we believe provides us with pricing advantages, better distribution methods and superior travel product offerings compared to many of our competitors. The travel marketplace is a global arena in which millions of “buyers” such as travel agents and consumers and “sellers” such as hotels, airlines, car rental agencies, cruise ship lines, tour operators and entertainment companies come together. Among the systems available to buyers in their search for travel options, availability and rates are Global Distribution Systems companies, known as “GDSs,” which are accessed primarily by travel agents and Internet travel website companies such as Cendant Corp.’s Orbitz, Expedia, Inc.’s Expedia.com and Sabre Holdings Corp.’s Travelocity, which are accessed by consumers. These systems electronically connect a vast network of travel product sellers and globally dispersed travel agents and consumers.

Our core business is the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators and other travel sellers to travel agencies and their clients. Unlike Orbitz, Expedia and Travelocity, we operate solely as a vendor to travel agents, or business-to-business, “B2B,” through our web based distribution system. We favor the B2B market because we estimate that 80% of global airline tickets are issued by travel agents and 70% of all travel is booked through travel agents. The Cruise Line International Association estimates that more than 90% of cruises are booked through travel agents. In the United States alone, the potential users of Triton’s services include 28,000 licensed travel agents, and an estimated 8,000,000 unlicensed, home-based agents. The number of licensed travel agents in China, where we conduct a large part of our operations, was estimated at 4,741 agents as of March 2006, according to the International Association of Travel Agents. The same organization reported 129,437 licensed travel agents worldwide as of that date.

Travel Industry Background and Trends

The airline and general travel industries have dramatically changed since the 1960s. At that time, there was a virtual travel reservation monopoly controlled by the major United States and international airlines. These carriers had their own dedicated computer reservations systems with mainframe hardware and the generation of paper tickets. The Computer Reservation Systems developed by American Airlines, TWA (Northwest and Delta), United Airlines, Lufthansa and Air France became the GDSs. Then, after years of operation, the airlines ultimately sold their interests in the GDSs, principally for economic and antitrust reasons.

For decades, the B2B travel agent distribution industry has been dominated by the “big four” GDSs:  Sabre Inc., wholly-owned by Sabre Holdings Corporation; Amadeus Global Travel Distribution S.A.; Galileo International Inc., owned by Cendant Corporation; and Worldspan, L.P. There are also six other smaller GDSs, all of which are mainframe-based, including Abacus, which operates solely in Asia.

The GDSs aggregate travel inventory from major airlines, hotels, auto rental companies and other travel sellers and distribute them to the large travel agents. Their significant disadvantage is that they are still operating with legacy technology consisting of mainframe computers that house travel inventory and they must install dedicated hardware at each travel agency location and connect this network worldwide with dedicated hard-wired telephone lines. These systems are very expensive and cumbersome to install and maintain, and they require training to use.

Each of the major GDSs employs thousands of employees worldwide servicing its vast array of equipment. Due to their high fixed costs of operation, GDSs are forced to charge the travel sellers significant fees and impose on the travel agents minimum sales requirements. For example, the GDSs charge the airlines an average of $8 to $12 per segment (a segment is a one-way trip between two points) and require each travel agent to sign a multi-year contract that mandates the agent to produce a minimum number of segments per year. The GDSs also require the travel agency owners to personally guarantee these commitments and their contracts allow them to impose penalties and sue for failure to produce the required minimums.

With the advent of the Internet and personal computers, the travel industry is experiencing greater transparency and there is generally increased access to travel industry data, a broader selection of inventories and more comprehensive service for corporate and leisure travelers. Jupiter Research estimates that by 2008, 29% of managed corporate bookings will be made on the Internet, up from 12% in 2003. This is based on an increase in the number of companies mandating use of corporate online self-booking systems, and the entry of Priceline.com, Expedia, Cheaptickets.com, a subsidiary of Cendant, Travelocity, a subsidiary of Sabre, Orbitz, Hotels.com, Hotwire.com and TripAdvisor.com into the managed travel field. These companies differ from Triton in that they service the retail consumer and Triton provides products such as airline seats, hotel rooms and cabins on cruise ships directly, and only, to travel agents.

In the past several years and particularly since 9/11, the U.S. airline industry has suffered ongoing operating losses. The major airlines are competing largely on price, and the prices of airline tickets have dropped significantly. The airlines are seeking every possible way to reduce costs and this includes the cost of marketing their tickets. We believe that the major GDSs can do little to lower fees to travel sellers because of their embedded fixed costs. U.S. airlines are seeking proposals from alternative GDSs that can distribute their tickets at lower fees and some airlines are canceling relationships with GDSs and are seeking to sell more of their inventory directly to consumers.

Many U.S. travel agencies have closed or consolidated and home-based businesses have increased in response to the disruptions of 9/11, lost commissions from U.S. airlines and the high minimum guarantees charged by GDSs. Prior to 9/11, there were 37,000 licensed travel agencies in the United States. According to Airline Report Corporation, in January 2004, there were 28,000. Since then, that number has somewhat stabilized. More agents are becoming home-based or operate low-overhead small niche operations, and medium-sized agencies are consolidating or joining consortiums. Travel agents are experiencing pressure to find low-cost operating alternatives, while continuing to deliver quality services to their customers.

While online bookings continue to grow, entrants into the online travel business are few. The trend is toward mergers and acquisitions. In our opinion, remaining entrants who prevail will do so because of their ability to exploit new distribution channels linking suppliers and consumers, with an emphasis on both pricing and service. Entrants with justifiable business plans, scalable and recurring revenue streams and experienced but adaptable management teams will gain strong support in the marketplace. We believe that the key to survival will be scalable technology that supports both online distribution and traditional industry practices.

Products and Services

Our target customers are airlines; air consolidators that purchase bulk seats on major carriers and resell air travel at reduced pricing; property management vendors and suppliers, including hotel chains, independent hotels, resorts, vacation lodgings and bed & breakfasts; car rental agencies; tour operators including bus tours, expeditions, walking tours, adventure packages, and all destination-based tour offerings; cruise lines providing global sailing trips, scenic or specialty cruises within a region, and special custom cruises; and local service providers such as limousines, shuttles, ferries and other local modes of transportation typically needed by travelers.

As an Internet distribution services company, Triton offers a broad array of proprietary products and services in various target markets. These products and service offerings can be divided into three categories:  (1) B2B products, (2) portal products and (3) web services.

Our principal B2B product offerings consist of ReservationExpert™, CruiseExpert™ and TourExpert™. These proprietary products have the ability to translate the various command languages of the travel-based GDSs into one common command language for travel procurement agents. Previously, this command language communicated with Apollo/Galileo and the Wordspan GDS platform, but now communicates with the major airlines directly. With these products, a travel agent with little or no experience can execute travel-related transactions. Other competitive legacy system products of the existing GDS providers necessitate intensive training in several computer languages before a user can become proficient in their applications.

These products support B2B e-commerce, including agent-based activities for booking travel, as well as “back office” functions associated with the operation of a travel agency. We have developed a suite of user-friendly, point-and-click Internet-based B2B products for travel industry professionals (travel agencies, home-based agents and corporate travel departments) to easily access GDSs and to facilitate direct connections to travel sellers, make travel arrangements and sell travel products and services to end customers. GDS providers are the suppliers of the majority of travel-related products in the travel industry.

Our B2B products support completion of transactions and all necessary record keeping, thus providing a comprehensive set of tools for travel professionals to effectively manage their independent operations.

The second category, portal products, supports consumer-oriented portals linking Internet customers with travel sellers. In the Internet age, portals efficiently link buyers and suppliers. Consumers are increasingly using the Internet to research and make travel decisions and arrangements on their own. Triton has developed and will continue to develop consumer products that can be accessed over the Internet to take advantage of this increasing demand.

Triton positions three core products as “e-enablers”: ResLink™, CruiseLink™ and TourLink™. These products allow customers to book travel and travel-related activities through a subscriber agency’s website directly from the Internet in a user-friendly browser environment. Where applicable, these products are promoted for customizations and private-labeled for Triton subscribers. This solution allows subscribers to maintain their individual corporate or agency identity while providing their customers the convenience of Internet access for travel research and/or booking activities under Triton’s or the agency’s banner.

Triton also markets its XML Gateway as a generic portal e-enabling product. The XML Gateway provides customers the ability to establish communication links between their website and systems that exchange data such as a GDS or other major system repository. This unique product is leveraged heavily for use with legacy systems that have data elements with a common meaning, but which have dissimilar data structures or naming conventions within the respective systems. The XML Gateway supports effective translation of these disparate data elements such that each system can effectively exchange data with its counterpart.

Web Services, our third product category, enables and drives the new generation of Internet-based applications. These services support application-to-application Internet communication, that is, applications at different network locations can be integrated to function as if they were part of a single, large system. Examples of applications made possible by Web Services include automated business transactions, direct non-browser desktop, handheld device access to reservations and order-tracking systems.

Web Services, such as travel inventory warehouse services, provide travel sellers and suppliers a distribution channel through professional travel agents and Internet users. One of the competitive advantages of this service is the ability of travel sellers to have real-time inventory management capabilities. Our Tritontwist program assists travel sellers of travel-related inventory in storing and managing their travel merchandise through Tritontwist. It also allows buyers to peruse and purchase this inventory. Tritontwist is designed to be the common focal point from which buyers and travel sellers of travel-related products meet to consummate a travel transaction. At present, a travel agent usually subscribes to no more than one GDS, and must lease equipment that is dedicated to that particular system. However, with the introduction of Tritontwist, an agent can subscribe to Tritontwist and immediately gain access to many direct-connect airlines and GDS systems. This access is achieved with only a personal computer, printer and Internet connection.

Tritontwist is being integrated with our current and anticipated subscriber base of travel agencies and other customers. Tritontwist is the platform used to offer direct-connect to large travel suppliers, such as airlines, and to consolidate the fragmented travel and entertainment inventory that is not currently available through GDSs. Upon loading their inventory, travel sellers immediately have a network of Triton professional travel agency subscribers through which their products and services can be sold. In addition to the growing number of Triton subscribers, travel sellers may be able to establish links from their own websites so their inventory will be available to Internet users seeking to purchase their travel products.

Distribution Agreements

In order to obtain and distribute travel products, Triton has entered into agreements with travel sellers and telecommunications service and infrastructure providers as described below:

•      NAITAS. In February 2006, Triton signed a three-year marketing and distribution agreement with NAITAS, a group of 1,000 travel agencies located throughout the Philippines. NAITAS estimates that it books approximately $900 million of airline tickets annually and has agreed to endorse and promote Triton’s system to at least 60% of its member agencies in the Philippines. Triton is required to pay NAITAS $6,000 monthly and also pay $24,000 to NAITAS once it has issued letters endorsing Triton to at least 60% of its members.

•      Malaysia Airlines. Triton recently executed a distribution and service agreement with Malaysia Airlines, one of the world’s largest airlines. The carrier operates a fleet of approximately 100 aircraft and serves more than 100 destinations on six continents. Malaysia Airlines has indicated to us that it intends to encourage travel agents that are not currently on a GDS system to begin processing their business through Triton. However, it is not obligated to do so and we cannot assure that we will realize any such directed business.

•      Galileo. Galileo is one of the four major GDSs and is significant to us due to Galileo’s entrenched base of airline bookings, the number of countries in which it distributes (107), the number of locations (41,200) and terminals (173,300) connected to the system, and the number of vendors providing product over Galileo’s system: 511 airline vendors, 257 airlines with direct links, 39 car rental companies, 224 hotel vendors covering 46,046 properties, 368 tour operators and nine cruise lines according to www.reserve.com/Galileo. Galileo also represents that, using marketing data derived from public sources, its market share, by region, for airline bookings is: Middle East and Africa 75%; Europe 30%+; Asia Pacific 50%; Latin America 12% and North America 25%.

Another important aspect of the Galileo relationship is that it enables Galileo’s 43,500 travel agencies to directly access, in real time, the inventories of Triton’s travel sellers. Beyond the Philippines and Malaysia, other Asian airlines and Asian travel companies are seeking exposure of their domestic travel products to international visitors, and with the Galileo relationship in place, new customers receive additional benefits from subscribing to Triton. The services agreement with Galileo mandates certain segment thresholds that we must meet, below which we will be charged a shortfall fee.

•      eLong. eLong is a leading online travel service provider in China, marketing hotel reservations direct to consumers. According to eLong’s U.S. public filings, eLong provides its customers with travel information and enables them to book rooms at discounted rates at approximately 2,800 hotels in 230 cities across China. It also offers air ticketing and other travel related services, such as rental cars, vacation packages and corporate travel services. eLong also sells air tickets for various airlines in China and for international airlines that operate flights originating in China. It issues and delivers air tickets using a network of local agents. Triton’s marketing and distribution agreement with eLong provides us with access to the hotel properties eLong services throughout China and the right to market them to travel agents on a global basis.

•      Yoee. Yoee.com is a domestic airline ticket website built by China’s senior air travel service, Beijing Fesco Air Service, and is China’s single largest portal for domestic airline reservations, hotel and car travel inventory. Yoee markets this inventory directly to consumers in China. The agreement with Yoee allows Triton to market Yoee’s inventory of 25 domestic Chinese airlines to travel agencies throughout the world. Since none of this inventory is currently available to the major GDSs, Triton offers the means by which foreign travel agents may access domestic Chinese airline inventory. This arrangement is also important to travel agents and travelers because, without access to domestic Chinese inventory in real time, foreign travel agents can only book tickets through the GDSs to Beijing or Shanghai. Currently, if a traveler needs to fly to other cities within China itself, a separate booking is required and the traveler must claim his or her baggage at the gateway airport, and then check back in with the domestic airline. However, by ticketing through Triton, travel agents can seamlessly book their clients on domestic Chinese flights and into five-star hotel rooms in all major Chinese cities.

•      SITA. The foundation of our Web Services is our software license and services agreement with SITA. SITA is based in Geneva, Switzerland and according to its website, is the leading provider of global telecommunications and information solutions to the air transportation industry. It provides voice and data services over a broad, extensive world wide network. SITA links over 2,100 cities in more than

220 countries and territories. SITA comprises the communications backbone for over 580 airlines, all major GDSs and computer reservation systems, all major airports, aerospace companies, logistics organizations and governments.

SITA employs a staff of 3,400 who collectively speaks over 70 languages and offer local, specific industry knowledge. SITA provides the telecommunications architecture for Triton’s Web Services and XML technology by seamlessly networking travel merchandisers. By virtue of the SITA agreement, Triton is able to provide travel agencies of all sizes a low-cost, direct connection to airlines and hotels, and effectively bypass the major GDSs. The SITA agreement enables Triton to operate as a GDS or operate in conjunction with other GDSs.

•      Carnival Cruises. Triton has access on a real-time basis to Carnival’s worldwide inventory of cabins. As of February 2006, Carnival was the largest cruise line with 77 ships in operation and a passenger capacity of 132,082 lower berths. Aside from Triton, only two GDSs, Sabre and Galileo, offer Carnival Cruise’s inventory. Unlike the others, only Triton offers travel agents the ability to access cruise inventory on a live basis, in real time and at a much lower fee per booking.

•      ISS. In order to operate the business and manage risk of disruption, Triton has engaged ISS Managed Security Services which provides software, appliances and services that protect information technology (“IT”) infrastructures against Internet threats worldwide. ISS’s software and appliance products provide preemptive security across various layers of IT infrastructure, including gateways, servers and end point devices like personal computers, laptops and handhelds. Its products incorporate various security technologies, including intrusion detection systems, firewall and virtual private networking, content security, web filtering, antispam, anti-virus, vulnerability assessment and security management. ISS also provides managed security services to secure corporate networks and online resources which include remote management of its security technology, monitoring and device management, correlation, event prioritization and incident response.

Competition

Triton faces three primary groups of competitors, each of whom operate in one or two product or service categories that overlap with Triton.

Triton competes with entities with offerings similar to Triton Web Services. Representative competitors are the four major GDS providers, Sabre, Amadeus, Galileo and Worldspan, in addition to some smaller ones such as Abacus, which is 35% owned by Sabre. The product offerings by these competitors are primarily legacy-system based. We believe we are able to offer greater breadth and depth of inventory with superior graphical presentation at a lower cost. And, unlike the GDSs, Triton’s offerings appear in real time.

Triton’s Internet-based technology enables us to provide comprehensive global distribution services at a smaller cost than that of the four major GDSs, which rely on legacy mainframe technology and charge airlines a range of $8 to $12 per segment. If an average international ticket contains four segments, the total cost of ticketing a passenger is approximately $40. Triton charges up to 80% less.

As a general practice, airlines do not provide their entire inventory of seats or best prices to the GDSs, and travel consolidators typically do not deal with GDSs because of their high charges. Similarly, other vendors (of hotel rooms and cruises) generally keep their best inventory and prices for direct sales. In addition, airlines, hotel and cruise ship operators do not provide their inventories or best prices to online travel websites such as Expedia, Travelocity, Priceline and Orbitz. We believe that we have a competitive advantage over GDSs and online travel websites because we have access to the complete inventories and best fares and rates of several large operators.

G2Switchworks (“G2”) is a start-up company that intends to offer web based distribution services. G2 is attempting to penetrate the United States market but it only has access to the inventory of five airlines for beta testing and will need to individually sign up U.S. travel agents since none of the airlines can deliver them.

The second group consists of B2B competitors. Several small companies provide software solutions that address certain aspects of the global travel distribution industry but they are selling software and not providing actual services. Companies in this category are Datalex, TRX Technology Services, GetThere.com, Journey and Genesis. Datalex’s competency centers on its ability to develop Internet booking engines. TRX Technology Services sells software with an emphasis on quality control assurance, attempting to minimize transaction-processing time for users. GetThere.com markets corporate travel solution software. Both GetThere.com and Nexion have merged with Sabre, one of the four GDSs. Journey consists of an alliance of individual travel agencies banding together under one Airline Reporting Corporation number to achieve favorable rates from travel sellers and GDSs. Genesis is planning to be a common Internet-based booking and ticketing platform.

The third group represents indirect competitors to the supplemental portal product suite offered to the Company’s B2B subscribers. Representative competitors are Travelocity, Expedia, Priceline, Orbitz and WorldRes. These companies offer web based search engines that assist the consumer in making travel arrangements directly over the Internet. Triton offers Chinese domestic travel inventory through its agency subscribers as well as its Tritontwist inventory. This inventory includes tours, merchandise, travel insurance and travel services such as travelers’ checks and visa services.

Technology

Triton conducts business with airlines, hotels, car rental companies, tour companies, cruise lines, entertainment venues, travel sellers and travel agents in the following manner:

•      All Triton products are distributed to travel agencies over the Internet from the Triton portal, lowering the cost of distribution. Travel inventory from airlines, hotels, car rental companies, tours and cruises are made available to agencies through the Triton network. Requiring only a personal computer, a broadband Internet connection and a printer, the travel agent uses his unique sign-on credentials to securely connect to a Triton operations center.

•      We provide travel professionals with “Travel Agency in a Box,” which is a low-cost method for travel agents to begin interfacing with Triton’s product offerings. The package consists of a Dell personal computer, pre-loaded with Windows XP, TravelExpert 2 and virus protection, an inexpensive printer (for ticket production), an online Travel Resource Center and DSL/cable Internet access.

•      Triton distributes airline inventory of selected airlines on a direct connect basis and with all other airlines through SITA.

•      Triton distributes cruise, tour, entertainment and travel services inventory on either a direct connect basis or through our Web Services Data Warehouse, which features real-time inventory management capabilities for subscribers.

All back-end systems connect over the SITA network to individual airlines and other travel providers. Our products are built using the latest technologies, including Java, XML, Web Services and .Net. This choice of technology allows us to architect operations centers that are scalable, highly secure and redundant, yet require a minimum of hardware investment compared with the mainframe-based cost structure of the traditional GDSs.

Triton has not licensed technology from any third parties and we protect our proprietary technology through a combination of contractual provisions, confidentiality procedures, trade secrets and trademark laws. Triton’s trade secrets are being protected in several ways, such as requiring all people with access to proprietary information, including employees, consultants and customers, to execute confidentiality agreements. Triton also restricts its source codes, trade secrets and other intellectual property.

Marketing

Initially, we intend to target the travel buyers by marketing directly to consortiums or other organizations of travel agents primarily in Southeast Asia and China. We will do so through the development of joint venture arrangements with local partners in these markets. Under our joint venture arrangements, working capital and start up expenses of $250,000 will be contributed by Triton and $1,000,000 will be contributed by the joint venture partner, usually a travel agency, in exchange for a 70% equity interest in the venture. In the event that capital requirements exceed $1,250,000 in any joint venture, the cost overruns are to be borne by the joint venture partner, and not by Triton. Our local joint venture partner will then market to the travel consortiums in their local markets.

On an ongoing basis, all fixed and variable operating expenses will be paid by the local partner. The gross revenue will be shared, 60% by Triton and 40% by the partner. The major anticipated revenue sources from the venture are airline segment booking fees, charges to each travel agent subscribing to Triton’s distribution system and consumer service fees for individual reservations. Income is also expected to be derived from initial set-up fees charged to each travel agent.

To date, we have completed and signed one such joint venture in the Philippines which is described under “Distribution Agreements — NAITAS” and we are in the process of marketing to a number of other markets throughout Southeast Asia, China and the Middle East.

Our target markets for travel sellers involve the three major market segments within the travel industry: travel carriers (airlines), travel vendors (charter yachts, executive jets, boutique hotels and bed & breakfasts, limos, etc.), and travel agencies, including independent and corporate travel agencies.

Air carriers, of which there are approximately 580 worldwide, are Triton’s initial targets. For 2006, Triton has targeted airlines within Southeast Asia and the Middle East. The primary targets are the national carriers for Malaysia, Taiwan, Thailand, Singapore, the Philippines and certain national carriers in the Middle East. Marketing is conducted on a personal basis between our senior management and airline representatives.

Triton also markets through participation in domestic and international industry trade shows and travel-related events. Participation in these trade shows and events helps us not only to build brand equity, but also to sustain our unique identity in the travel field. These events also help to generate sales and strategic alliances.

Besides using trade shows and other travel-related events, Triton engages a communications agency to assist in developing and implementing a cohesive communications campaign, conveying our messages and deliverables to appropriate target markets within the travel industry. The communication campaign consists of a range of tools that build brand awareness and bring the value of Triton’s products and services to the marketplace. These tools include advertising in trade, press and other industry publications, promotions, press releases and targeted distribution of marketing material.

We are also seeking to sign agreements with joint venture partners as described above. Since licensees are locals and have extensive knowledge of the countries’ cultures, Triton will assume the role of a wholesale distributor. The licensees will be responsible for developing strategic marketing initiatives that will accelerate revenue growth in these respective local areas. Each partner will focus on its respective core competencies; Triton will focus on maintaining and developing advanced technologies and the licensees will be responsible for developing the advertising campaigns.

Travel Industry Regulation

The United States and foreign governments heavily regulate certain segments of the travel industry, and Triton’s services are affected by such regulations. Triton is subject to the United States Department of Transportation (“DOT”) regulations prohibiting unfair and deceptive practices. In addition, DOT regulations concerning the display and presentation of information that are currently applicable to the GDSs could be extended to Triton in the future, as well as other laws and regulations aimed at protecting consumers accessing online travel services. If required to register as a seller of travel, then Triton will need to comply with certain disclosure requirements and participate in California’s restitution fund.

Triton is subject to regulations applicable to businesses generally and laws or regulations directly applicable to online commerce. Although there are currently few laws and regulations directly applicable to the Internet and commercial online services it is possible that a number of laws and regulations may be adopted covering issuers such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of electronic commerce may lead to more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or commercial online services, which could decrease the demand of Triton’s services and increase the Company’s cost of doing business. These events could significantly harm our operating results.

Employees

As of June 30, 2006, the Company had 35 employees. None of these employees is covered by a collective bargaining agreement and management of the Company considers relations with employees to be good.

Offices

The Company leases approximately 9,000 square feet of office space in Sausalito, California for its corporate offices under a five-year lease terminating in May 2010 at a cost of approximately $25,000 per month.

Legal Proceedings

The Company is not involved in any pending or threatened legal proceedings.

MANAGEMENT

Directors, Executive Officers and Key Employees

The names and ages of the directors and executive officers of the Company and their positions with it are as follows:

Name	Age	Position

Gregory Lykiardopoulos	60	Chairman and Chief Executive Officer

Kevin Pickard	42	Chief Financial Officer

Stephen Garland	38	Director

Officers and Directors

Gregory Lykiardopoulos, Chairman and CEO

From 1999 until January 2006, Mr. Lykiardopoulos founded and operated GRSNetwork, Inc., a company engaged in a similar web based travel business. GRS terminated its operations in January 2006. Mr. Lykiardopoulos is fluent in six languages. He received a B.A. degree in Business Administration from the American University in Cairo, Egypt. He is an American citizen.

Kevin Pickard, Chief Financial Officer

Mr. Pickard is a Certified Public Accountant with experience providing management consulting services for small to medium sized companies, including due diligence on potential acquisitions, preparing projections and business plans, positioning companies for initial public offerings and preparing required SEC filings for public companies.

Mr. Pickard has practiced as a CPA for over 18 years, and has been involved in a number of public offerings and private placements. He has been owner of Pickard & Company, CPAs, APC since 1998. From 1996 to 1998, he was with Singer Lewak Greenbaum & Goldstein, LLP, where he became a Partner and co-managed the firm’s securities practice group. From 1987 to 1996, he was with Coopers & Lybrand, LLP, currently PricewaterhouseCoopers, LLP, where he focused on auditing companies in the insurance, high-tech and manufacturing industries. Mr. Pickard received a B.S. degree in Accounting and Master of Accountancy from Brigham Young University.

Stephen Garland, Director

Mr. Garland was employed in an executive position from 1992 to 2002 by Arrow Electronics, Inc., a leader in the electronics distribution industry and a Fortune 500 company. During his tenure at Arrow, Mr. Garland held various positions ranging from sales to senior management. Since 2002, Mr. Garland has been consulting to various financial and investment companies providing venture capital, private equity and corporate finance services. Mr. Garland received an undergraduate degree from Colorado State University, M.B.A. from Regis University and M.S.M. from the University of Denver.

Key Employees

Terry Byers, Vice President - International Operations

Mr. Byers, age 58, joined us in February 2006 as Vice President of International Operations. Mr. Byers has extensive experience in finance, strategic planning, and sales and marketing. He has served as Vice President/Controller, General Manager and Chief Financial Officer in such diverse industries as banking, energy, manufacturing and Internet technology. From 1999 to January 2006, Mr. Byers was employed by GRS where he wrote the principal marketing brochure and collateral materials for the company. In 2000, he became GRS’s Vice President of Investor Relations. In 2003, he assumed the position of Chief Financial Officer of that company until he resigned in January 2006. He received a B.A. degree in Finance from the University of Oklahoma, and an M.B.A. from Harvard Business School.

Art Griggs, Vice President - Marketing

Mr. Griggs, age 60, was employed by GRS as its marketing director from 1999 until January 2006, when he joined Triton. Prior to 1982, Mr. Griggs worked in technical positions and communications management positions at aerospace companies in southern California. Later he worked for data-communications pioneer MICOM Systems from 1982 to 1987 and Systems Exchange from 1993 to 1996.

Jeff Wheaton, Vice President - Technology Operations

Mr. Wheaton, age 47, joined us in February 2006 and has 25 years of experience in the development, delivery, training operations and support of enterprise-wide business software applications across a variety of industries, including banking, manufacturing, insurance and travel. He started his career developing software applications and moving into managing software development projects. Mr. Wheaton has been responsible for the delivery of software projects for companies large and small. He has extensive experience consulting to manufacturing companies in the process of implementing enterprise-wide business systems, and has trained users at all levels of the organization. From 2004 to 2006 he was employed by GRS, concentrating on online travel distribution software development. While at ASU Consulting from 1998 to 2001, Mr. Wheaton had revenue responsibility for software development and integration consulting. From 1995 to 1998, he had IT budget and operational responsibility for a multi-site enterprise application for a division of Harris Corporation.

Adam Himmelman, Vice President - Technology Development

Mr. Himmelman, age 35, joined us in February 2006. As Vice President of Technology Development, he oversees information technology, product development and architecture. He and his team are responsible for setting the strategic direction of the Company’s technology development efforts and for managing the day-to-day efforts of the development team. Mr. Himmelman has held positions in many facets of the development cycle, including Director of Engineering, chief software architect and senor software engineer in the fields of insurance, travel, imaging and GPS development. From 2003 to January 2006, he was employed by GRS. From 2000 to 2003, Mr. Himmelman developed a telephony GPS-enabled mapping system to be utilized by cellular companies and delivered to a variety of personal mobile devices. During this time, he was also responsible for the development of a travel reservation system with the ability to be interfaced by consumers, professional agents and automated third-party vendors. He received his Bachelor of Computer Science degree specializing in Virtual Reality, from the University of Advanced Computer Technology, in Phoenix, Arizona.

Ronald Li, Project Manager - China Products

Mr. Li, age 48, has over ten years of database development experience specializing in high quality medium to large-scale client-server software, five years of Visual Basic and seven years of C Language programming experience. Mr. Li has worked on accounting software package Propack upgrades, Contract Tracking and Reporting Systems (CTRS), the Beijing Capital Airport, and the China Coal Industry Information System. He joined us in February 2006.

Michelle Lu, Sales Manager - Pacific Rim

Ms. Lu, age 36, joined us in February 2006 as Sales Manager for the Pacific Rim. Ms. Lu was born and raised in Beijing, China and spent eight years from 1986 to 1994 working for Air China as a flight attendant. From 2001 to 2002, Ms. Lu worked in customer service for the Venetian Hotel in Las Vegas. From 2002 to 2006, Ms. Lu consulted for GRS as a specialist in the Chinese travel industry. She is fluent in Mandarin Chinese. Her familiarity with Chinese customs is crucial to her responsibility for marketing to travel companies and agencies in China, and to North American agencies targeting the local Chinese market. She graduated from CACC College in Beijing.

Employment Agreements and Compensation

None of Petramerica’s executive officers or director received any compensation, stock options, stock grants or any other form of cash or non-cash compensation for the years ended December 31, 2004 or 2005. No options were granted to or exercised by executive officers or directors for the years ended December 31, 2004 or 2005. No executive officers or directors currently hold any stock options.

Triton has employment agreements with all of its executive officers. In July 2006, Triton entered into a three-year employment agreement with Gregory Lykiardopoulos to be effective as of February 2006 pursuant to which Mr. Lykiardopoulos receives an annual base salary of $250,000 and other compensation to be determined by the Board of Directors. In addition to Mr. Lykiardopoulos’ shareholdings in Triton, he was granted stock options by the Company’s principal stockholders to purchase shares of the Company’s common stock from them exercisable at $.01 per share based upon the following: (i) 1,500,000 options become exercisable at such time as Triton reports net income that is breakeven or better at the conclusion of any three-month reporting period, (ii) 3,000,000 options become exercisable if, on or before December 31, 2007, Triton reports earnings before interest, taxes, depreciation, amortization and stock based compensation expense (“EBITDA”) of $44 million, and (iii) 3,000,000 options become exercisable if, on or before December 31, 2008, Triton reports annual EBITDA of $88 million. The agreement also contains customary non-disclosure provisions and a three-year non-competition provision extending beyond the term of his agreement. As indicated above, any shares issued to Mr. Lykiardopoulos will be provided by Triton’s current principal stockholders (all of whom have been identified under “Principal Stockholders,” below), excluding Messrs. Lykiardopoulos. Accordingly, the issuance of any of these shares to Mr. Lykiardopoulos will not dilute Triton’s remaining stockholders.

The Company intends to purchase a key man life insurance policy on Mr. Lykiardopoulos’ life in the amount of $3,000,000.

Messrs. Byers, Griggs, Wheaton, Himmelman and Li and Ms. Lu receive annual salaries of $125,000, $110,000, $110,000, $110,000, $85,000 and $45,000, respectively, and have signed customary non-disclosure and non-competition agreements. Directors are not compensated for their services but any reimbursed for any out of pocket expenses associated with their services to us.

Equity Incentive Plan

The Company has established an equity incentive plan under which it will grant restricted stock and/or stock options to officers, directors, employees and consultants, based on determination by its Board of Directors. An aggregate of 4,300,000 shares of common stock has been authorized for issuance under the Plan.

PRINCIPAL STOCKHOLDERS

As of the date of this Report, there are 38,441,951 shares of common stock outstanding comprised of 19,536,319 shares of common stock and 1,000,000 shares of convertible preferred stock which will automatically convert into 18,905,632 shares of common stock on August 17, 2006. The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this Report assuming all shares of preferred stock have been converted into common stock by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage Beneficially Owned

Gregory Lykiardopoulos	12,758,764	(1)	33.2%

Kevin Pickard	0		0%

Stephen Garland	373,137		1.0%

L. Michael Underwood	2,400,441	(2)	6.2%

West Hampton Special Situations Fund, LLC L. Michael Underwood, Manager	4,471,508		11.6%

The Elevation Fund, LLC Lance J. Baller, Manager	4,471,508		11.6%

Battersea Capital, Inc. Matt Lepo, President	2,400,441		6.2%

All executive officers and directors as a group (3 persons)	13,131,901		34.2%

(1)          Includes 1,492,550 shares owed by Mr. Lykiardopoulos; 5,669,152 shares owned by Hawk Investments Ltd, 3,358,237 shares owned by Marin Northcoast LLC, and 2,238,825 shares owed by Barbaree LLC. Mr. Lykiardopoulos is the managing member of each company.

(2)          Does not include 4,471,508 shares owned by West Hampton Special Situations Fund, LLC, a venture investment fund of which Mr. Underwood is the Manager.

RISK FACTORS

An investment in the Company’s common stock is highly speculative and involves a high degree of risk. Only those sophisticated and experienced investors who can bear the risk of loss of their entire investment should participate. In addition to the other information in this Report, prospective investors should carefully consider the following risk factors in evaluating an investment in the Company.

Our revenue is highly dependent on the travel and transportation industries, and particularly on airlines, and a prolonged decrease in travel booking volumes would reduce our revenue.

Most of our revenue is derived from airlines, hotel operators, car rental companies, cruise operators and other suppliers in the travel and transportation industries. Our revenue will increase and decrease with the level of travel and transportation activity and is therefore highly subject to declines in or disruptions to travel and transportation due to factors entirely out of our control. Factors that may adversely affect travel and transportation activity include:

•      Economic downturns and recessions;

•      Global security issues, political instability, acts of terrorism, hostilities and war;

•      Increased airport security that could reduce the convenience of air travel;

•      Inclement weather, such as the recent tsunami which devastated parts of Southeast Asia;

•      Increased occurrence of travel-related accidents;

•      Travelers’ concerns about exposure to contagious diseases such as SARS and avian bird flu;

•      Economic and political issues in the Middle East, Asia, Latin America and elsewhere; and

•      The financial condition of travel sellers.

The possibility of further terrorist attacks, hostilities and war, stringent security measures at airports, and the financial instability of many of the air carriers may continue to adversely affect the travel industry. Airlines may reduce the number of their flights, making fewer offerings available to us. We expect to depend on a relatively small number of airlines for a significant portion of our revenue. Several major airlines are experiencing liquidity problems, some have sought bankruptcy protection and still others may consider bankruptcy relief. Travelers’ perceptions of passenger security or airlines’ financial stability may have an adverse effect on demand. The financial instability of airlines or a prolonged substantial decrease in travel booking volumes could have an adverse impact on our revenue, financial performance in general, operations and liquidity and capital resources.

We are an early stage of development and have a limited operating history, which makes evaluation of our business more difficult and increases the likelihood that we will not be successful.

We are in the early stage of development, have no revenue and have only a limited operating history on which to base an evaluation of our business and prospects. In addition, our operations and development are subject to all of the risks inherent in the growth of an early stage company, including a limited operating history. We may not succeed given the technological, marketing, strategic and competitive challenges we face. The likelihood of our success must be considered in light of the expenses, difficulties, complications, problems, delays and inherent risks frequently encountered in connection with the growth of a new business, the continuing development of new technology and the competitive environment in which we operate. Such risks include acceptance by users in an evolving and unpredictable business environment, the lack of a well developed brand identity and the difficulty of bringing our product to market on a timely basis.

We face competition from established as well as other emerging travel distribution channels, which could divert customers to our competitors and significantly reduce our revenue and profitability.

Our business involves providing travel seller inventories to travel agents and we face significant competition in all aspects of this business. With respect to travel agencies, we compete primarily against large and well-established GDSs, but new GDS alternatives are also being developed in the marketplace. With the deregulation of the travel industry in the United States, we compete in a free-market system. Our current and potential customers may elect to use a GDS or a GDS alternative offering lower prices. Losing access to inventory from one or more major travel seller would make us less attractive to travel agencies and other travel buyers, which could reduce our booking fee revenue. In addition, we face increasing competition for travel agencies from travel sellers that distribute directly to travel agencies, as well as to consumers.

We expect existing competitors and new entrants to the travel business to constantly revise and improve their business models in response to challenges from competing businesses, including ours. If these or other travel industry participants introduce changes or developments that we cannot meet in a timely or cost-effective manner, our revenue and profitability could be reduced.

In addition, consolidation among our competitors may give them increased negotiating leverage with travel sellers and greater marketing resources, thereby providing corresponding competitive advantages over us. Consolidation among travel sellers, including airline mergers, may increase competition from distribution channels related to those travel sellers and place more leverage in the hands of those travel sellers to negotiate lower booking fees. If we are unable to compete effectively, competitors could divert our customers away from our travel distribution channels.

Some travel sellers are seeking alternative distribution models, and alternative models of travel distribution are emerging, which could reduce interest in our travel products.

Some travel sellers are seeking to decrease their reliance on distribution intermediaries, including GDSs. Travel sellers may give advantages to distribution intermediaries in which they have an economic stake or may create or expand commercial relationships with online and traditional travel agencies that work with travel sellers to directly book travel with them. Many airlines, hotels, car rental companies and cruise operators have established their own travel distribution websites. Several travel sellers have formed joint ventures that offer multi-supplier travel distribution websites. From time to time, travel sellers offer advantages, such as bonus miles, lower transaction fees, or discounted prices, when their products and services are purchased from these supplier-related websites. Some of these offerings are not available to unrelated intermediaries, or those intermediaries must provide lower distribution pricing in exchange for access to the offerings. In addition, a new breed of competitor is entering the online travel marketplace. Both well-established search engine companies as well as start ups are attempting to enter the online travel marketplace by leveraging search technology to aggregate travel search results across travel seller, travel agent and other travel-related websites. These search engines and alternative travel distribution channels have the potential to divert customers from our online sites thereby reducing interest in our travel products, which in turn could reduce our revenue and profitability.

Adverse changes in, or interruptions to, our relationships with travel sellers could limit our access to travel products and reduce our revenue.

We rely on participating agreements with airlines, hotels, cruise lines and the like and none of these arrangements are exclusive. In fact, these travel sellers have entered into similar agreements with many other travel companies and competitors. We cannot assure that our arrangements with travel sellers will remain in effect, or that any of these sellers will continue to supply us with the same level of travel inventory in the future. Any loss of travel sellers by us would reduce our travel products and revenue.

Consolidation in the travel industry and increased competition for travel agency subscribers may result in increased expenses, lost bookings and reduced revenue.

We seek to attract and retain travel agencies as our customers. The number of bookings these travel agencies produce is an important factor in our success. Some travel sellers have reduced or eliminated commissions paid to travel agencies. The loss of commissions causes travel agencies to become more dependent on other sources of revenue, such as traveler-paid service fees and GDS-paid incentives. The reduction or elimination of travel seller-paid commissions has forced some smaller travel agencies to close or to combine with larger travel agencies. Consolidation of travel agencies may result in increased competition to acquire them as customers thereby increasing our costs. In order to compete effectively, we may need to increase incentives, pre-pay incentives, increase spending on marketing or product development, or make significant investments to purchase strategic assets. In addition, consolidation among travel sellers, such as airline and hotel mergers and alliances, may increase competition from their distribution channels or give them additional leverage to negotiate lower booking charges by us.

Our success depends on maintaining the integrity of, and upgrading the quality of, our systems and infrastructure. If we are unable to do so we will be unable to retain our travel agent customers or attract travel products.

In order to be successful, we must provide reliable, real-time access to our systems for our travel agent customers and travel sellers while also pursuing a low-cost model. If our operations grow in both size and scope, we will continuously need to improve and upgrade our systems and infrastructure to offer an increasing number of customers and travel sellers enhanced products, services, features and functionality, all while maintaining the reliability and integrity of our systems and infrastructure and while pursuing the lowest cost per transaction. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources before the volume of business increases, with no assurance that the volume of business will increase. Travel agents and travel sellers will not tolerate a service hampered by slow delivery times, unreliable service levels and service outages due to the installation of upgrades, or insufficient capacity, any of which could reduce the number of our travel agent customers or travel products.

Doing business internationally poses special risks, which could increase our costs and require us to allocated significant management resources to address.

We do most of our business internationally which requires management attention and special resources. Nevertheless, we face a number of risks associated with our international operations, including the following:

•      Challenges caused by distance, language and cultural differences;

•      Longer customer payment cycles in some countries;

•      Increased credit risk and higher levels of payment fraud;

•      Legal and regulatory restrictions;

•      Foreign exchange controls that might prevent us from repatriating cash earned in other countries;

•      Political and economic instability and export restrictions; and

•      Potentially adverse tax consequences.

Because our common stock may be classified as “penny stock,” trading may be limited, and the share price could decline.

Because our common stock may fall under the definition of “penny stock,” trading in the common stock, if any, may be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving the common stock.

“Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:

•      A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•      All compensation received by the broker-dealer in connection with the transaction;

•      Current quotation prices and other relevant market data; and

•      Monthly account statements reflecting the fair market value of the securities.

These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors, executive officers and affiliates will continue to exert significant control over our future direction, which could reduce the sale value or our Company.

Members of our Board of Directors and our executive officers, together with their affiliates, own a majority of the outstanding common stock. Accordingly, these stockholders, if they act together, will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. The concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

Item 2.02                Results of Operations and Financial Condition

This following information specifies certain forward-looking statements of management of the company. Forward-looking statements are statements that estimate the happening of future events are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology such as, “may”, “shall”, “could”, “expect”, “estimate”, “anticipate”, “predict”, “probable”, “possible”, “should”, “continue”, or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been complied by our management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and accordingly, no opinion is expressed on the achievability of these forward-looking statements. No assurance can be given that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

Overview

We were incorporated in the State of Nevada on January 10, 2006. We are a web based travel services distribution company.  Our core business is the electronic distribution of travel inventory from airlines, car rental companies, hotels, tour and cruise operators, and other travel sellers to travel agencies and their clients on a global basis.

We commenced operations in January 2006 with an initial emphasis on Southeast Asia and intend to expand to other international locations, including South America and Europe.  Unlike the travel industry in the United States, which is highly fragmented and decentralized, emerging countries in Asia have only one or two flagship airlines for international routes, the airlines are controlled by the government, their fleets have been modernized, the carriers are generally profitable, the travel agencies are clustered in large associations, and the government has considerable influence over decisions which affect bookings and the issuance of tickets to domestic and foreign travelers.

We are a developmental stage company.  We are subject to risks and uncertainties, including new product development, actions of competitors, reliance on the knowledge and skills of our employees to be able to service customers, and availability of sufficient capital and a limited operating history.

Going Concern

The financial statements included elsewhere in this Form 8-K have been prepared in conformity with generally accepted accounting principles in the United States, which contemplates continuation as a going concern.  However, we have not generated any operating revenue, have incurred significant operating losses to date, have a negative cash flow from operations and have working capital and stockholders’ deficits, which raises substantial doubt about its ability to continue as a going concern. In view of these matters, realization of certain of the assets in the accompanying balance sheet is dependent upon continued operations, which in turn is dependent upon our ability to meet our financial requirements, raise additional capital, and the success of our future operations.

Critical Accounting Policy and Estimates

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, recoverability of intangible assets, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our consolidated financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources, primarily the valuation of intangible assets. The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results we report in our consolidated financial statements.

Intangible Assets

The determination of the fair value of certain acquired assets is subjective in nature and often involves the use of significant estimates and assumptions. Determining the fair values and useful lives of intangible assets especially requires the exercise of judgment. While there are a number of different generally accepted valuation methods to estimate the value of intangible assets acquired, we have valued our intangible assets based on the historical purchase price.  All of our intellectual property was purchased by certain investors for $238,525 and contributed to us in exchange for shares of our common stock.  In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we evaluate our intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from our estimated future cash flows. Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired and a second test is performed to measure the amount of impairment loss.  Amortization is computed using the straight-line method over the estimated useful life of the intellectual property of 10 years.

Revenue Recognition

We apply the guidance within SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements” (“SAB 104”) to determine when to properly recognize revenue. SAB 104 states that revenue generally is realized or realizable and earned when persuasive evidence of an arrangement exists, services have been rendered, the seller’s price to the buyer is fixed or determinable and collectibility is reasonably assured.

We provide electronic travel distribution services through our travel distribution system. These services are provided for airlines, car rental companies, hotels, tour and cruise operators and other travel sellers to travel agencies and their clients. We charge a fee for reservations booked through our distribution system. Revenue is recognized at the time the transactions are processed. However, if a transaction is subsequently canceled, the transaction fee or fees must be credited or refunded. Therefore, revenue is recorded net of an estimated amount reserved to account for cancellations which may occur in a future month. This reserve is calculated based on industry historical cancellation rates and will be based on our own cancellation rates once a sufficient history of cancellations is established.  In estimating the amount of future cancellations that will require a transaction fee to be refunded, we assume that a significant percentage of cancellations are followed by an immediate re-booking of the transaction, without a net loss of revenue.

Liquidity and Capital Resources

We had a cash and cash equivalents of $103,747 at March 31, 2006. Our total current assets at March 31, 2006 were equal to $124,295. We also had the following long term assets: $40,593 in furniture and equipment, net; $18,879 in net website development costs, net; and $232,562 in intellectual property, net.  Our total assets as of March 31, 2006 were $416,329.

Our total current liabilities were $1,023,384 at March 31, 2006, which was represented by accounts payable of $33,942, accounts payable — related party of $40,000, accrued interest — related party of $6,838 and notes payable — related party of $942,604.  Our liabilities exceeded our assets by $607,055 as of March 31, 2006.

During the period from inception to March 31, 2006, we used $877,590 and $61,367 of cash in our operating and investing activities, respectively, and generated cash of $1,042,704 from our financing activities.

We have financed our operations primarily through cash generated from notes payable issued to related parties.  In February 2006, we entered into a revolving credit agreement with certain of our investors for a maximum amount of $2,500,000.  We had outstanding various notes payable under this agreement of $942,604 as of March 31, 2006.  The notes accrue interest at 6% per annum.  The principal amount of the notes plus accrued interest will be repaid from the proceeds of our private placement offering. The notes are secured by all of our assets.

In July 2006, we completed a private placement offering where we sold 5,750,000 shares of our common stock for gross proceeds of $5,750,000.  After paying the commission and fees associated with the private placements of approximately $ 747,500 and repaying the notes payable and accrued interest to investors of approximately $2,013,000, we received approximately $2,989,500 from this private placement offering.

In addition, in July 2006, we completed a reverse acquisition transaction with Triton.  In accordance with the terms of the Share Exchange Agreement, we issued and exchanged 36,754,041 shares of our common stock for all 29,550,000 issued and outstanding shares of Triton common stock.  After the merger transaction, the stockholders of Triton own approximately 95% of our issued and outstanding shares and the management and board of directors of Triton were appointed as officers and two of our directors.  The exchange of shares has been accounted for as a reverse acquisition under the purchase method of accounting since the stockholders of Triton obtained control of us.  Accordingly, the exchange of shares of the two companies has been recorded as a recapitalization of Triton, with Triton being treated as the continuing entity.

Results of Operations

Revenue

We did not generate any revenue from our inception to March 31, 2006.

Operating Expenses

Our operating expenses from inception to March 31, 2006 were $938,842 which consisted of payroll and related benefits of $436,143, professional fees of $217,639, marketing and advertising of $33,423 and other general and administrative expenses of $251,637.  We expect our operating expenses to increase in the future as we execute on our business plan.

Interest expense from inception to March 31, 2006 was $6,838 which consisted interest accrued on the notes payable to related parties.

Our Plan of Operation

Our future expansion will be geographically driven.  Initially, we intend to maximize our business development opportunities in Asia where we have already established and further identified a significant base of country-specific partners and travel vendors, particularly national flag carriers and major hotel operators.  Our objective is to provide our foreign joint venture partners with our proprietary technology suite and management expertise, so they may drive the volume of transactions at the local level.

We believe that our Internet-based business model is highly scalable and can be replicated in several other important regions of the world.  Once our Asia footprint is further operational, we intend to leverage our platform into the United States, then Europe, and then South America.  We believe that the macroeconomic trends, such as high jet fuel and labor costs, airline and GDS deregulation, relatively low air fares, an industry-wide determination to cut distribution costs, and expansion of travel bookings over the Internet, favor our low-cost entry into these large, established and fully-addressable markets.  Our strategy, which we are employing in Asia, of selling the airlines first and the travel agencies will follow, is anticipated to be transferable to Europe and South America, in particular, where many airlines are government owned or subsidized, and where there is central control over the distribution channels that travel agencies use.

Off-Balance Sheet Arrangements

There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Item 3.02                Unregistered Sales of Equity Securities

On July 10, 2006, Triton sold an aggregate of 5,750,000 shares of its common stock at $1.00 per share to a group of investors pursuant to the exceptions provided by Section 4(2) of the Securities Act of 1933, as amended (“Act”), and Regulation D promulgated thereunder. All of the shares were sold through Brookstreet Securities Corporation as Placement Agent and all of the investors were “accredited” as that term is defined in Rule 501 of Regulation D of the Act. No general solicitation or advertising was employed, all investors took the common stock for investment and not with a view to distribution or resale and all certificates were marked with an appropriate restrictive legend.

On the same date, in accordance with the Exchange Agreement, the Registrant issued an aggregate of 36,536,378 shares of its common stock in exchange for all of the outstanding shares of Triton including 7,151,802 shares issued to the investors by Triton as described in the paragraph above.

Item 5.01                Changes in Control of Registrant

In connection with the closing on the Exchange Agreement, (i) the Registrant issued an aggregate of 36,754,041 shares of its common stock which resulted in a change of control with respect to its stock ownership and (ii) the Registrant elected two new directors, which did not represent a change in the majority control of the Board. Please see “Management” and “Principal Stockholders” sections in Item 2.01 above, which set forth the Company’s new principal stockholders and its two newly elected directors.

Item 5.06                Change in Shell Company Status

As a result of the closing of the Exchange Agreement, the Registrant’s status changed from a “shell” company to an operating company. Please see Item 2.01 above for a description of the material terms of the Exchange Agreement.

Item 9.01                Financial Statements and Exhibits

(a)   Financial statements:  Unchanged from Form 8-K filed on July 14, 2006.

(d)   Exhibits:  Unchanged from Form 8-K filed on July 14, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated August 1, 2006

PETRAMERICA OIL, INC.

By:	/s/ Gregory Lykiardopoulos
Gregory Lykiardopoulos Chief Executive Officer